Exhibit 4.2

EXECUTION COPY

FORESIGHT ENERGY LLC,

FORESIGHT ENERGY CORPORATION,

THE GUARANTORS PARTY HERETO

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

AS TRUSTEE

Indenture

Dated as of August 12, 2010

$400,000,000

9.625% Senior Notes due 2017

CROSS-REFERENCE TABLE

TIA Sections		Indenture Sections

310	(a)(1)	7.10; 12.01
	(a)(2)	12.01
	(a)(3)	7.12; 12.01
	(a)(4)	12.01
	(a)(5)	7.10; 12.01
	(b)	7.03; 7.10; 12.01
	(c)	12.01
311	(a)	7.03; 7.11; 12.01
	(b)	7.03; 7.11; 12.01
	(c)	7.03; 7.11; 12.01
312	(a)	2.05(a); 12.01
	(b)	12.01; 12.03
	(c)	12.01; 12.03
313	(a)	7.06; 12.01
	(b)(1)	7.06; 12.01
	(b)(2)	7.06; 7.07; 12.01
	(c)	7.05; 7.06; 12.01; 12.02(b)
	(d)	7.06; 12.01
314	(a)(1)-(3)	4.17; 12.01
	(a)(4)	12.01
	(b)	12.01
	(c)(1)	12.01; 12.04(a)
	(c)(2)	12.01; 12.04(b)
	(d)	12.01
	(e)	12.01; 12.05
	(f)	12.01
315	(a)	7.01(b); 12.01
	(b)	7.05; 12.01
	(c)	7.01(a); 12.01
	(d)	7.01(c); 12.01
	(e)	6.11; 12.01
316	(a) (last sentence)	2.09; 12.01
	(a)(1)(A)	6.05; 12.01
	(a)(1)(B)	6.04; 12.01
	(a)(2)	12.01
	(b)	6.07; 12.01
	(c)	6.15; 12.01
317	(a)(1)	6.08; 12.01
	(a)(2)	6.09;12.01
	(b)	2.04; 12.01
318	(a)	12.01
	(b)	12.01
	(c)	12.01

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.

i

ARTICLE ELEVEN
HOLDERS’ MEETINGS

Section 11.01.	Purposes of Meetings	94
Section 11.02.	Place of Meetings	95
Section 11.03.	Call and Notice of Meetings	95
Section 11.04.	Voting at Meetings	95
Section 11.05.	Voting Rights, Conduct and Adjournment	95
Section 11.06.	Revocation of Consent by Holders at Meetings	96

ARTICLE TWELVE
MISCELLANEOUS

Section 12.01.	Trust Indenture Act Controls	96
Section 12.02.	Notices	97
Section 12.03.	Communication by Holders with Other Holders	97
Section 12.04.	Certificate and Opinion as to Conditions Precedent	98
Section 12.05.	Statements Required in Certificate or Opinion	98
Section 12.06.	Rules by Trustee, Paying Agent and Registrar	98
Section 12.07.	Legal Holidays	98
Section 12.08.	Governing Law	98
Section 12.09.	No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Company, the Co-Issuer or any Guarantor, as such, will have any liability for any obligations of the Company, the Co-Issuer or such Guarantor under the Notes, any Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes	98
Section 12.10.	Successors	99
Section 12.11.	Multiple Originals	99
Section 12.12.	Table of Contents, Cross-Reference Sheet and Headings	99
Section 12.13.	Severability	99

Exhibits & Schedules

Exhibit A	-	Form of Face of Note
Exhibit B	-	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit C	-	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note
Exhibit D-1	-	Form of Certification to be given by Holder of a Beneficial Interest in a Temporary Regulation S Global Note
Exhibit D-2	-	Form of Certification to be Given by Transferee of Beneficial Interest in a Temporary Regulation S Global Note

Exhibit E	-	Form of Transfer Certificate to be Given by Euroclear and Clearstream in Connection with Exchange of a Portion of a Temporary Regulation S Global Note
Exhibit F	-	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Schedule 1.01A	-	Excluded Sale and Leaseback Transactions
Schedule 1.01B	-	Reorganization
Schedule 4.10	-	Related Party Transactions

v

INDENTURE dated as of August 12, 2010 among Foresight Energy LLC, a Delaware limited liability company (the “Company”), Foresight Energy Corporation, a Delaware corporation (“Co-Issuer,” and together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oeneus LLC d/b/a Savatran LLC, a Delaware limited liability company, Sitran LLC, a Delaware limited liability company, Sugar Camp Energy, LLC, a Delaware limited liability company, and Williamson Energy, LLC, a Delaware limited liability company (collectively the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE GUARANTORS

The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of their (i) 9.625% Senior Notes due 2017 issued on the date hereof (the “Original Notes”) and (ii) any additional Notes (“Additional Notes,” and, together with the Original Notes, the “Notes”) that may be issued on any other Issue Date (as defined herein). Each Guarantor has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Note Guarantee. Each of the Issuers and the Guarantors has received good and valuable consideration for the execution and delivery of this Indenture and the Note Guarantees, as the case may be. Each Guarantor will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuers and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuers, (ii) the Note Guarantees, when executed by each Guarantor and delivered hereunder, the legal, valid and binding obligations of each Guarantor and (iii) this Indenture a legal, valid and binding agreement of each of the Issuers and the Guarantor in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Debt” means Debt of a Person existing at the time the Person is acquired by, or merges with or into, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary.

“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of the Company or one or more of its Restricted Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means with respect to any Note on any Redemption Date the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess (as determined by the Company) (if any) of (a) the present value at such Redemption Date of (1) the Notes at August 15, 2014 (each such Redemption Price being set forth in the applicable table appearing in Section 3.01 hereof) plus (2) all required interest payments due on such Note from the Redemption Date through August 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate on such Redemption Date plus 50 basis points over (b) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interests therein, the rules and procedures of the Depositary for such Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Applicable Tax Distribution Amount” means, with respect to the applicable taxable period, an amount equal to the product of (i) the estimated taxable income allocable to, or otherwise taxable in the hands of, the direct or indirect owners of the Company from the Company and any Subsidiaries of the Company (excluding any such Subsidiaries that are not pass-through or disregarded entities for U.S. federal income tax purposes and any Subsidiaries of any such Subsidiaries) for such taxable period (including any additional taxable income resulting from any audit adjustment with respect to such period) and (ii) the maximum combined United States federal, state and local income tax rate applicable to any direct or indirect owner of the Company for such period, as determined under the Foresight Reserves L.P. partnership agreement.

“Asset Sale” means any sale, lease (other than Capital Leases), transfer or other disposition of any assets by the Company or any Restricted Subsidiary, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary but not of the Company (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

(2) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, and dispositions of Receivables and related assets in connection with a Permitted Receivables Financing;

(3) operating leases (other than Sale and Leaseback Transactions) entered into in the ordinary course of a mining business;

(4) a transaction covered by Section 5.01, except for a transaction covered by clause (d)(C) thereof;

(5) a Restricted Payment permitted under Section 4.08 or a Permitted Investment;

(6) any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

(7) the sale of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

(8) the granting of a Lien permitted under this Indenture or the foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;

(9) the sale or other disposition of cash or Cash Equivalents;

(10) the unwinding of any Hedging Agreements;

(11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the issuance of Disqualified Stock or Preferred Stock of a Restricted Subsidiary pursuant to Section 4.06;

(13) (a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Company and its Restricted Subsidiaries, (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (c) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14) any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $10.0 million; and

(15) the sale of Equity Interests of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(1) if such Sale and Leaseback Transaction is a Capital Lease, the amount of Debt represented thereby according to the definition of “Capital Lease”; and

(2) in all other circumstances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP, compounded annually) of the total Obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, the bankruptcy law of each Issuer’s jurisdiction and title 11, United States Bankruptcy Code of 1978, as amended.

“Board of Directors” means:

(1) with respect to the Company for so long as it is a limited liability company, the board of directors or its owner or manager or otherwise, its board of directors; and

(2) with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day (other than a Saturday or Sunday) which is not a day on which banking institutions in New York, New York are authorized or obligated by law to close for business.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, or money in other currencies;

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500.0 million (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4) commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-2 by S&P or P-2 by Moody’s;

(5) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof (including any agency or instrumentality thereof), in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition;

(6) investment funds substantially all of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria described in clause (3) above.

“Change of Control” means:

(1) an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company or any Parent on a fully-diluted basis and (ii) the Permitted Holders are not the beneficial owners of a larger percentage of the voting power of such Voting Stock than such person or group;

(2) following the initial public equity offering of common Capital Stock of the Company or any Parent, during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company or such Parent cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of the Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors);

(3) the sale, conveyance, transfer or other disposition of all or substantially all of the assets (whether directly or through one or more Restricted Subsidiaries) of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), except to a Permitted Holder or a transaction permitted by the proviso at the end of clause (a) of Section 5.01;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5) the Co-Issuer ceases to be a Wholly Owned Subsidiary of the Company other than in a transaction which complies with the provisions of Section 5.01 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“common equity”, when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period:

(1) plus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) for such period to the extent deducted in calculating Consolidated Net Income:

(A) federal state, local and foreign income tax expense for such period,

(B) non-cash compensation expense,

(C) losses on discontinued operations,

(D) Interest Expense,

(E) depreciation, depletion and amortization of property, plant, equipment and intangibles,

(F) debt extinguishment costs and expenses (including, without limitation, any costs or expenses in connection with the Transaction),

(G) other non-cash charges (including, without limitation, FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period),

(H) the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation obligations cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition),

(I) the amount of any unusual or non-recurring restructuring or similar charges (which, for avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension, OPEB, black lung settlement, curtailment or other excess charges); provided that any determination of whether a charge is unusual or non-recurring shall be made by the Company’s chief financial officer (or person acting in a similar capacity) pursuant to such officer’s good faith judgment; and

(J) transaction costs, fees and expenses in connection with any acquisition or issuance of Debt or Equity Interests (whether or not successful) by the Company or any Restricted Subsidiary;

provided that, with respect to any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), the foregoing such items will be added only to the extent and in the same proportion that such Subsidiary’s net income was included in calculating Consolidated Net Income;

(2) minus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period to the extent added in calculating Consolidated Net Income:

(A) federal state, local and foreign income tax benefit for such period,

(B) gains on discontinued operations,

(C) all non-cash items increasing Consolidated Net Income for such Person for such period (including, without limitation, the accretion of sales or purchase contracts),

(D) the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition),

(E) all cash payments actually made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period, and

(F) all unusual or non-recurring gains.

“Consolidated Net Income” means, for any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (after reduction for minority interests in Subsidiaries of such Person), provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person other than a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), except to the extent of dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries by such Person during such period;

(2) in calculating Consolidated Net Income for purposes of Section 4.08(a)(3) only, the net income (or loss) of any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(4) any net after-tax extraordinary gains or losses;

(5) the cumulative effect of a change in accounting principles; and

(6) in calculating Consolidated Net Income for purposes of Section 4.08(a)(3) only, the net income (or loss) of a successor entity prior to assuming the Company’s obligations under this Indenture and the Notes pursuant to Section 5.01 hereof.

“Consolidated Tangible Assets” means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (c) assets of a Securitization Subsidiary.

“Corporate Trust Office” means the office of the Trustee, at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 10161 Centurion Parkway Jacksonville, FL 32256, Attention: Craig Kaye or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and to the Issuers).

“Credit Agreement” means the credit agreement dated as of the Issue Date among the Company, Citibank, N.A., as administrative agent, the L/C Issuers party thereto and the other lenders from time to time party thereto, together with any related documents (including any security documents and guarantee agreements), as such agreement has been amended and restated through the Issue Date and as it may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Credit Facilities” means (i) one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including a Permitted Receivables Financing) or the issuance of letters of credit or bankers’ acceptances or the like, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (iii) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other agent, lender or group of lenders or other party.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business and payable in accordance with customary practice, and (ii) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course;

(5) all Obligations in respect of Capital Leases of such Person and all Attributable Indebtedness in respect of a Sale and Leaseback Transaction (other than any Excluded Sale and Leaseback Transaction) entered into by such Person;

(6) the amount of all Receivables Financings of such Person;

(7) Disqualified Equity Interests of such Person;

(8) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(9) all Debt (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including indebtedness owing under conditional sales or other title retention agreements) such Person, whether or not such Debt is assumed by such Person or is limited in recourse; and

(10) all obligations of such Person under Hedging Agreements.

The amount of Debt of any Person will be deemed to be:

(A) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(B) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(C) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

(D) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means DTC until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter any and all successors thereto appointed as Depositary hereunder.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Notes for consideration other than Qualified Equity Interests, or

(2) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the date on which the Notes mature; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if those provisions:

(A) are no more favorable to the holders of such Equity Interests than Sections 4.09 and 4.11 hereof, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by this Indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“DTC” means The Depository Trust Company.

“Effective Tax Rate” shall mean, as of any date of calculation, a percentage equal to the sum of (i) the highest marginal federal income tax rate in effect for corporations (taking into account the deductibility of state and local income taxes for federal income tax purposes) plus (ii) the highest marginal income tax rate applicable to corporations resident in the State of New York plus (iii) the highest marginal income tax rate applicable to corporations resident in the City of New York, in each case, taking into account the character of the income.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means an offer and sale of Qualified Stock of the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Event of Default” has the meaning set forth under Section 6.01 of this Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Sale and Leaseback Transactions” means the sale and leaseback transactions with certain Affiliates of the Company outstanding as of the Issue Date as set forth on Schedule 1.01A hereto that would be characterized as sale and leaseback transactions solely because of the continuing involvement of such Affiliate in mining related to such leases.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $50.0 million, by any officer; or (b) if such property has a Fair Market Value in excess of $50.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”) for any Person, the ratio of:

(x) the aggregate amount of Consolidated EBITDA for such Person for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges for such Person during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Debt or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Debt or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to:

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include cost savings and operating expense reductions for such period resulting from the acquisition, merger or consolidation or disposition for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and such cost savings and operating expense reductions are reasonably expected to be realized within twelve (12) months of the date of such transaction, are set forth in an officers’ certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution.

“Fixed Charges” means, for any Person for any period, the sum of:

(1) Interest Expense for such Person for such period; and

(2) the product of

(x) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), except for dividends payable in the Company’s Qualified Stock or paid to such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) (or, if such Person is a flow through taxpayer, the Effective Tax Rate).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) each Wholly Owned Domestic Restricted Subsidiary of the Company in existence on the Issue Date and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form attached as Exhibit F to this Indenture providing for the Guarantee of the payment of the Notes, or any successor obligor under its Note Guarantee, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to Section 10.03 hereof.

“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of this Indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.06 hereof, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.09 hereof. Neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Debt (to the extent provided for when the Debt on which such interest is paid was originally issued) shall be considered an Incurrence of Debt.

“Indenture” means this indenture as originally executed or as it may from time to time be supplemented or amended by one or more supplemental indentures entered into pursuant to the applicable provisions hereof, including, for all purposes of this indenture and any such supplemental indenture following the effectiveness of a registration statement under the Securities Act covering the Notes, the provisions of the TIA that are deemed to be a part of and govern this indenture, and any such supplemental indenture, respectively.

“Interest Payment Date” means February 15 and August 15 of each year to Stated Maturity.

“Interest Expense” means, for any Person for any period, the consolidated interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by such Person or its Subsidiaries (Restricted Subsidiaries in the case of the Company), without duplication: (i) interest expense attributable to Capital Leases, (ii) imputed interest with respect to Attributable Indebtedness (excluding interest on the Excluded Sale and Leaseback Transactions), (iii) amortization of debt discount and debt issuance costs, (iv) capitalized interest, (v) non-cash interest expense, (vi) any of the above expenses with respect to Debt of another Person Guaranteed by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and (vii) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) in connection with a Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) under any Receivables Financing. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) with respect to any related interest rate Hedging Agreements.

“Investment” means:

(1) any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company or its Restricted Subsidiaries), loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries),

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

If the Company or any Restricted Subsidiary (x) issues, sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of this Indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the Notes (other than Additional Notes) are originally issued under this Indenture.

“Issuer Order” means a written order of Issuers in the form of an Officer’s Certificate;

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Longwall Financings” means (i) the credit agreement, dated as of May 14, 2010, among Hillsboro Energy LLC, the lenders from time to time parties thereto, Credit Agricole Corporate and Investment Bank, as the administrative agent for the lenders, and Credit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Franzosischen Societe Anonyme, as the agent for Hermes and (ii) the credit agreement, dated as of January 5, 2010, among Sugar Camp Energy, LLC, the lenders from time to time parties thereto, Calyon New York Branch, as the administrative agent for the lenders, and Calyon Deutschland Niederlassung Einer Franzosischen Societe Anonyme, as the agent for Hermes, each as amended through the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash but only when received), net of:

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(2) provisions for income taxes (or Applicable Tax Distribution Amounts in the case of a flow through taxpayer) as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries reasonably estimated to actually be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith, provided that if the amount of any estimated taxes (or Applicable Tax Distribution Amounts) hereunder exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds;

(3) payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

“Note Guarantee” means the Guarantee of the Notes by a Guarantor pursuant to this Indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means, with respect to any Person, the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president of such Person.

“Officers’ Certificate” means a certificate signed on behalf of an Issuer by two Officers of such Issuer, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the chief accounting officer of such Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to an Issuer or the Trustee.

“Parent” means any direct or indirect parent company of the Company.

“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any other businesses reasonably related, incidental, complementary or ancillary thereto.

“Permitted Holder” means any of the following persons (A) (i) Chris Cline and his children and other lineal descendants; (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Capital Stock of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (B) Riverstone Holdings LLC and its respective affiliates (other than any portfolio company) and (C) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such persons referenced in clauses (A) and (B) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment;

(A) such Person becomes a Restricted Subsidiary of the Company, or

(B) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with Section 4.09 hereof;

(5) any Investment acquired solely in exchange for Qualified Stock of the Company;

(6) Hedging Agreements otherwise permitted under this Indenture;

(7) (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8) payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $2.0 million outstanding at any time;

(9) Investments arising as a result of any Permitted Receivables Financing;

(10) Investments in the nature of any Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(11) Investments consisting of Obligations specified in Section 4.06(b)(6) hereof;

(12) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(13) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(14) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of coal sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under coal sales contracts (and extensions or renewals thereof on similar terms);

(15) customary Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

(16) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $30.0 million and (y) 3.5% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); and

(17) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $40.0 million and (y) 5.0% of Consolidated Tangible Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Liens” means

(1) Liens existing on the Issue Date (including any Liens to secure the Longwall Financings);

(2) Liens securing the Notes or any Note Guarantees and other Obligations under this Indenture and in respect thereof and any obligations owing to the Trustee under this Indenture;

(3) Liens securing (i) Debt Incurred under Section 4.06(b)(1) hereof (and all Obligations incurred, issued or arising under such secured credit facilities that permit borrowings not in excess of the limit set out in such clause (b)(1)) and (ii) Obligations of the Company and its Subsidiaries under Hedging Agreements and other agreements, including in respect of cash management services provided by lenders under the Debt referred to in the preceding clause (i) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements);

(4) (i) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (ii) Liens securing obligations specified in Section 4.06(b)(6) hereof, Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

(6) customary Liens in favor of trustees, paying agents and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(7) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(8) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(9) judgment liens so long as no Event of Default then exists as a result thereof;

(10) Liens incurred in the ordinary course of business securing obligations other than Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

(11) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to Section 4.06(b)(12) hereof for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property or costs provided that the Lien does not (x) extend to any additional property or costs or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

(12) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(13) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

(14) Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;

(15) Liens Incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

(16) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;

(18) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (11), (12) or (13) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;

(20) Liens on assets of a Securitization Subsidiary and accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

(21) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral right and/or other real property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(22) pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Restricted Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(23) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Company or any of its Restricted Subsidiaries, with respect to tracts of real property where the Company or the applicable Restricted Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(24) other defects and exceptions to title of real property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;

(25) Liens on shares of Capital Stock of any Unrestricted Subsidiary securing obligations of any Unrestricted Subsidiary;

(26) Production Payments, royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Debt) entered into in the ordinary course of business; and

(27) other Liens securing obligations in an aggregate amount not exceeding the greater of $30.0 million and 3.5% of Consolidated Tangible Assets (it being understood that any decrease in Consolidated Tangible Assets following the date of Incurrence shall not create a Default with respect to such previously incurred Debt or Liens).

“Permitted Payments to Parent” means, without duplication as to amounts, dividends, distributions or the making of loans to any Parent;

(1) in amounts required for such entity to pay general corporate overhead expenses (including franchise taxes and expenses to maintain their corporate existence and salaries, bonuses, benefits paid to directors, officers, consultants and employees of any Parent and professional and administrative expenses) when due to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including amounts relating to any Parent being a public company; and

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries; and

(3) fees and expenses related to any unsuccessful offering of Equity Interests or Debt of any Parent to the extent such fees and expenses were intended to be contributed to the Company.

“Permitted Receivables Financing” means any Receivables Financing pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Company or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Rating Decline” means the occurrence of a decrease in the rating of the Notes by one or more gradations by either Moody’s or S&P (including gradations within the rating categories, as well as between categories), within 90 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of the Company to effect a Change of Control (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P); provided that a Rating Decline shall be deemed to have occurred if at the end of the 180 day period referred to above, the Notes are rated lower than B1 (or its equivalent) by Moody’s or B+ (or its equivalent) by S&P.

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper).

“Receivables Financing” means any receivable securitization program or arrangement pursuant to which the Company or any of its Restricted Subsidiaries sells Receivables for financing purposes.

“Record Date” for the interest payable on any Interest Payment Date means February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Reorganization” means the corporate restructuring steps specified on Schedule 1.01B hereto and consummated on the date hereof.

“Responsible Officer” means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer, any assistant trust officer or any other officer associated with the corporate trust department of the Trustee (or any successor group of the Trustee) customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall in each case have direct responsibility for the administration of the Indenture.

“Restricted Period” means, in respect of any Notes, the 40-day distribution compliance period as determined in accordance with Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company (including the Co-Issuer) other than any Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of the Company:

(1) that is designated a “Securitization Subsidiary” by the Company,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Debt or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any other Restricted Subsidiary of the Company,

(B) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way, or

(C) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4) with respect to which neither the Company nor any other Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, and

(5) with respect to which all investments therein by the Company or any Restricted Subsidiary are limited to the Permitted Investments allowed under clause (15) of the definition of “Permitted Investments,”

other than, in respect of clauses (3)(A), (B) and (C) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of this Indenture.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuers or any Guarantor which is subordinated in right of payment to the Notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“TIA” means the United States Trust Indenture Act of 1939 as in effect on the date hereof; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as so amended.

“Transaction” means, collectively, the issuance of the Notes the refinancing on the Issue Date of existing outstanding Debt of the Company and the Guarantors and the payment of the fees and expenses incurred in connection therewith.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2014; provided, however, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor.

“U.S. Government Obligations” means obligations issued or directly and fully Guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary, or (ii) any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 4.15 hereof.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Section 1.02. Other Definitions.

Term	Defined in Section

“Additional Notes”	Recitals
“Affiliate Transaction”
“Defaulted Interest”	2.12
“Event of Default”	6.01
“Excess Proceeds”	4.09(4)
“Exchange Global Note”
“Global Notes”	2.01(d)
“incorporated provision”	12.01
“Notes”	Recitals
“Notice of Default”
“Obligations”	10.01(a)
“Original Notes”	Recitals
“Participants”	2.01
“Paying Agent”	2.03
“Permitted Debt”	4.06(b)
“Registrar”	2.03
“Regulation S Global Note”	2.01(c)
“Restricted Global Note”	2.01(c)
“Security Register”	2.03
“Temporary Regulation S Global Note”	2.01(c)
“Transfer Agent”	2.03

Section 1.03. Incorporation by Reference of Trust Indenture Act. The mandatory provisions of the TIA that are required to be a part of and govern indentures qualified under the TIA are incorporated by reference in and are a part of this Indenture, whether or not this Indenture is so qualified. The following TIA terms have the following meanings as used in this Indenture:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture securities holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the “indenture securities” means the Issuers and the Guarantors.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings assigned to them by such definitions.

Section 1.04. Rules of Construction. (a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision

(vii) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company; and

(viii) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts.

ARTICLE TWO

THE NOTES

Section 2.01. The Notes. (a) The Trustee shall initially authenticate Notes for original issue on the Issue Date in an aggregate principal amount of $400,000,000 upon a written order of the Issuers in the form of an Issuer Order (other than as provided in Section 2.07). The Issuers may, as long as permitted under this Indenture, issue and the Trustee shall authenticate Additional Notes after the Issue Date in unlimited amount for original issue upon a written order of the Issuers in the form of an Officers’ Certificate in aggregate principal amount as specified in such order. Each such written order shall specify the amount of Notes to be authenticated and the date on which such Notes are to be authenticated.

(b) Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Issuers shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in minimum denominations of $2,000 in principal amount and any integral multiples of $1,000 in excess thereof.

(c) Global Notes. Notes offered and sold to QIBs in reliance on Rule 144A as provided in the Purchase Agreement shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuers and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more temporary Global Notes, with such applicable legends as are provided in Exhibit A hereto (the “Temporary Regulation S Global Note”). Each Temporary Regulation S Global Note shall be registered in the name of the Depositary or its nominee, as the case may be, and deposited on behalf of the purchasers of the Notes represented thereby with the Depositary or its nominee, as the case may be, duly executed by the Issuers and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Depositary of the depositaries of Euroclear and Clearstream, for the credit to the respective accounts of owners of beneficial interests in such Temporary Regulation S Global Note. The aggregate principal amount of the Temporary Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Temporary Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

On or after the termination of the Restricted Period, beneficial interests in the Temporary Regulation S Global Note shall be exchangeable (in accordance with the requirements set forth in Section 2.06(b)) for an equal amount of beneficial interests in a corresponding unrestricted Global Note substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuers and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided, for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Depositary of the depositaries of Euroclear and for Clearstream, for credit to the respective accounts of owners of beneficial interests in such Regulation S Global Note. Once all interests in the Temporary Regulation S Global Note have been exchanged for interests in the Regulation S Global Note, the Trustee shall cancel the Temporary Regulation S Global Note if requested to do so upon a Issuer Order. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

(d) Book-Entry Provisions. This Section 2.01(d) shall apply to the Restricted Global Note, Temporary Regulation S Global Note, the Regulation S Global Note, and, if and when issued, the Exchange Global Note (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.

Members of, or participants and account holders in, DTC (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or by the Trustee or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Company, the Co-Issuer, a Guarantor, the Trustee and any agent of the Company, the Co-Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Co-Issuer, a Guarantor, the Trustee or any agent of the Company, the Co-Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and their Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Notwithstanding anything to the contrary in this Indenture, in no event shall a Permanent Regulation S Global Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

Section 2.02. Execution and Authentication. An authorized officer shall sign the Notes for the Issuers by manual or facsimile signature.

If an authorized officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Pursuant to an Issuer Order, the Issuers shall execute and the Trustee shall authenticate (a) Original Notes for original issue up to an aggregate principal amount of $400,000,000, and (b) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture in an unlimited amount.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Issuers or an Affiliate of the Issuers.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to any Holders.

Section 2.03. Registrar, Transfer Agent and Paying Agent. The Issuers shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuers in respect of the Notes may be served. The Issuers may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents or approve a change in the office through which any of them acts. The Issuers shall notify the Trustee in writing of the name and address of any Transfer Agent, Paying Agent or co-Registrars not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Issuers or any of their Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Issuers nor any of their Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and 4.11.

The Issuers hereby initially appoint the Trustee, at the address set forth in Section 12.02(a) as Registrar and as Transfer Agent and Paying Agent.

Subject to any applicable laws and regulations, the Issuers shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuers shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

Section 2.04. Paying Agent to Hold Money in Trust. Not later than 10:00 am (Eastern time) on each due date of the principal, premium, if any, and interest on any Notes, the Issuers shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuers shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuers or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee in writing of any default by the Issuers (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuers or any Affiliate of the Issuers acts as Paying Agent, it will, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and will promptly notify the Trustee of its action or failure to act.

Section 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

Section 2.06. Transfer and Exchange. (a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuers may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Sections 2.10, 3.08 or 9.05) or in accordance with a Offer to Purchase pursuant to Section 4.09 or Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuers or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuers evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Registrant nor the Issuers shall not be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(d), Section 2.06(a) and this Section 2.06(b); provided, however, that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i) Except for transfers or exchanges made in accordance with any of clauses (ii), (iii), (iv) or (v) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii) Restricted Global Note to Regulation S Global Note. If the Holder of a beneficial interest in the Restricted Global Note at any time wishes to exchange its interest in such Restricted Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Restricted Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(iii) Temporary Regulation S Global Note or Regulation S Global Note to Restricted Global Note. If the Holder of a beneficial interest in the Temporary Regulation S Global Note or the Regulation S Global Note at any time wishes to transfer its interest in the Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the Applicable Procedures. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such Interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuers or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Regulation S Global Note and to increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv) Temporary Regulation S Global Note. If the Holder of a beneficial interest in the Temporary Regulation S Global Note at any time wishes to transfer its interest in such Temporary Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Temporary Regulation S Global Note, such transfer or exchange may be effected only in accordance with this clause (iv) and the Applicable Procedures. Upon (A) delivery by a beneficial owner of an interest therein to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit D-1 hereto, and (B) delivery by the transferee of such interest to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit D-2 hereto, then Euroclear or Clearstream, as the case may be, shall reflect on its records the transfer of a beneficial interest in the Temporary Regulation S Global Note from the beneficial owner providing the certification provided in (A) above to the Person providing the certification provided in (B) above.

(v) Temporary Regulation S Global Note to Regulation S Global Note. If the Holder of a beneficial interest in the Temporary Regulation S Global Note at any time, on or after the termination of the Restricted Period in respect of such Note, wishes to exchange its interest in such Temporary Regulation S Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Temporary Regulation S Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected only in accordance with this clause (v) and the Applicable Procedures. Upon (A) delivery by a beneficial owner of an interest therein to Euroclear or Clearstream (as the case may be) of a written certification substantially in the form of Exhibit D-1 hereto, and (B) delivery by Euroclear or Clearstream to the Trustee and Transfer Agent of a written certification substantially in the form attached hereto as Exhibit E, and (C) receipt by the Trustee, as Registrar, from the Transfer Agent of the written certification described in (B) and of instructions directing the Trustee, as Registrar, to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Temporary Regulation S Global Note in such specified principal amount, then the Registrar shall instruct the Depositary to reduce or cause to be reduced the principal amount of the Temporary Regulation S Global Note and to increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in such Temporary Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Note having a principal amount equal to the principal amount by which the amount of the Temporary Regulation S Global Note was reduced upon such exchange or transfer.

(vi) Global Notes to Certificated Notes. In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.10, such Notes may be exchanged only in accordance with Section 2.10 and such procedures as are substantially consistent with the provisions of clauses (ii) and (iii) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuers and the Trustee.

(c) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends, and a request to remove such restricted Notes legends from Notes will be honored unless there is delivered to the Issuers and the Trustee such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuers or the Trustee, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuers, shall authenticate and deliver Notes that do not bear the legend.

(d) The Trustee shall have no responsibility for any actions taken or not taken by the Depositary, Euroclear or Clearstream, as the case may be.

(e) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, including delivery of Opinions of Counsel, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuers. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity or indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuers.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those cancelled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 8.01, 8.02 or 8.03 hereof, on or after the date on which the conditions set forth in Section 8.01, 8.02 or 8.03 hereof have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the Note which has been replaced is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Issuers.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Notes Held by an Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by an Issuer or by an Affiliate of an Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not an Issuer or an Affiliate of an Issuer.

Section 2.10. Certificated Notes. (a) A Global Note deposited with the Depositary or other custodian for the Depositary pursuant to Section 2.01 shall be transferred to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by The Company within 90 days of such notice, or (ii) the Issuers, at their option, execute and deliver to the Trustee a notice that such Global Note be so transferable, registrable and exchangeable, or (iii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes or (iv) the issuance of such certificated Notes is necessary in order for a Holder or beneficial owner to present its Note or Notes to a Paying Agent in order to avoid any tax that is imposed on or with respect to a payment made to such Holder or beneficial owner. Notice of any such transfer shall be given by the Issuers in accordance with the provisions of Section 12.02(a).

(b) Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuers maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c) In the event of the occurrence of any of the events specified in Section 2.10, the Issuers will promptly make available to the Trustee a reasonable and sufficient supply of certificated Notes in definitive, fully registered form without interest coupons.

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Issuers may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuers shall fix a special Record Date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuers shall promptly but, in any event, not less than 15 days prior to the special Record Date, notify the Trustee in writing of such special Record Date and, in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special Record Date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special Record Date. Notice of the proposed payment date of such Defaulted Interest and the special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special Record Date and shall no longer be payable pursuant to clause (b) below.

(b) The Issuers may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee in writing of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.14. CUSIP, ISIN and Common Code Numbers. The Issuers in issuing the Notes may use CUSIP, ISIN and Common Code numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, ISIN and Common Code numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or Common Code numbers.

Section 2.15. Issuance of Additional Notes. The Issuers may, subject to Section 4.06 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture. Notwithstanding anything else in this Indenture to the contrary, at the Issuers’ option, Additional Notes may be issued with the same CUSIP number as the Initial Notes and without the restricted Notes legends set forth in Exhibit A hereto, provided that the Issuers have furnished an Opinion of Counsel to the Trustee confirming that such issuance would not conflict with federal and state securities laws and the rules and regulations of the Commission.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

Section 3.01. Optional Redemption. At any time prior to August 15, 2014, the Issuers may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, by paying a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

At any time and from time to time on or after August 15, 2014, the Issuers may redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date):

12-Month Period Commencing August 15 in Year	Percentage
2014	104.813%
2015	102.406%
2016 and thereafter	100.000%

At any time and from time to time prior to August 15, 2013, the Issuers may redeem on not less than 30 nor more than 60 days’ prior notice the Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a Redemption Price equal to 109.625% of the principal amount plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including Additional Notes, provided that:

(1) in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately thereafter.

Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

Section 3.02. Repurchase Offers. In the event that, pursuant to Section 4.09 or Section 4.11 hereof, the Issuers shall be required to commence an “Offer to Purchase,” they shall follow the procedures specified below.

The Offer to Purchase shall remain open for a specified period in accordance with applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.09 or Section 4.11 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase.

If the Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

Upon commencement of an Offer to Purchase, the Issuer shall send, by first class mail, a written notice to the Trustee, the Paying Agent and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(1) the principal amount of Notes subject to the offer and the purchase price;

(2) an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer,

(3) a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date,

(4) information concerning the business of the Company and its Subsidiaries and the circumstances surrounding such Offer to Purchase which the Company in good faith believes will enable the Holders to make an informed decision with respect to the Offer to Purchase, and

(5) instructions and materials necessary to enable Holders to tender Notes pursuant to the offer.

A Holder may tender all or any portion of its Notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw Notes tendered up to the close of business on the expiration date. On the purchase date the purchase price shall become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased shall cease to accrue on and after the purchase date.

On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, deposit with the Paying Agent an amount equal to the Offer Amount in respect of all Notes or portions of Notes properly tendered and shall deliver to the Trustee and the Paying Agent an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.02. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuers shall purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) shall be purchased. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon written request from the Issuers shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered upon cancellation of the original Note. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Offer to Purchase on the Purchase Date.

Section 3.03. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.01 hereof, they shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuers shall give each notice to the Trustee provided for in this Section 3.03 in writing at least 45 days before the date notice is mailed to the Holders pursuant to Section 3.05 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an

Officers’ Certificate from the Issuers to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the Record Date relating to such redemption shall be selected by the Issuers and given to the Trustee, which Record Date shall be not less than 15 days after the date of notice to the Trustee.

Except as otherwise provided herein, no notice or communication to the Trustee shall be deemed effectively given unless it is actually received by a Responsible Officer.

Section 3.04. Selection of Notes to be Redeemed. If fewer than all of the Notes are being redeemed, the Trustee shall select the Notes to be redeemed with respect to the Global Notes, by lot or by such other method as may be required by DTC and otherwise, pro rata, or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and multiples of $1,000 above that amount. The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Upon surrender of any Note redeemed in part, the Holder of such Note shall receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note. Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the Redemption Price on the Redemption Date, and, commencing on the Redemption Date, Notes redeemed will cease to accrue interest.

Section 3.05. Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuers shall deliver a notice of redemption to each Holder to be redeemed and shall comply with the provisions of Section 12.02(b).

(b) The notice shall identify the Notes to be redeemed (including CUSIP, ISIN and Common Code numbers) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price and the amount of accrued interest, if any to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi) that, if any Note contains a CUSIP, ISIN or Common Code number, no representation is being made as to the correctness of such CUSIP, ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuers default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed.

At the Issuers’ written request made at least five Business Days (or such shorter period as is acceptable to the Trustee) prior to the date on which notice is to be given, the Trustee may give a notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the notice and the other information required by this Section 3.05.

Section 3.06. Effect of Notice of Redemption. Once a notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice. Upon surrender of any Notes to the Paying Agent, such Notes shall be paid at the Redemption Price stated in the notice, plus accrued interest, if any, to the Redemption Date. In any event, failure to give such notice, or any defect therein, shall not effect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.07. Deposit of Redemption Price. On or prior to any Redemption Date, the Issuers shall deposit or cause to be deposited with the Paying Agent a sum in immediately available funds sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuers to the Trustee for cancellation. The Paying Agent shall return to the Issuers any money so deposited that is not required for that purpose.

Section 3.08. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuers shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuers at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Section 3.09. Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of $1,000 or an integral multiple thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the Holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, however, that each such certificated Note shall be in a principal amount at final Stated Maturity of $1,000 or an integral multiple thereof.

ARTICLE FOUR

COVENANTS

Section 4.01. Payment of Notes. Each of the Issuers and the Guarantors covenants and agrees for the benefit of the Holders that it shall duly and punctually pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Issuers shall have, prior to 11:00 a.m., New York City time, on each such due date on any of the Notes, deposit with the Paying Agent (other than the Issuers or any of their Affiliates) in immediately available funds a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, in accordance with this Indenture and (unless such Paying Agent is the Trustee) the Issuers will promptly notify the Trustee in writing of its action or failure so to act. If the Issuers or any of their Affiliates act as Paying Agent, principal, premium, if any, and interest shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Company will cause the Paying Agent, other than the Trustee, to execute and deliver to the Trustee an instrument in which the Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that the Paying Agent will:

(1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Issuers (or any other obligor upon the Notes) in the making of any payment of principal (and premium, if any) or interest on the Notes; and

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by the Paying Agent.

Each of the Issuers or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuers or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Corporate Existence. Subject to Article Five, the Issuers and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuers and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such right, licence or franchise if the Board of Directors of the Company or any Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.03. Maintenance of Properties. The Company shall cause all properties owned by it or any of its Subsidiaries or used or held for use in the conduct of its business or the business of the Company or any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.03 shall prevent the Company from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

Section 4.04. Insurance. The Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with carriers believed by the Company to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Company believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

Section 4.05. Statement as to Compliance. (a) The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that in the course of the performance by the signer of its duties as an officer of such Issuer he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuers are taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

The Issuers shall comply with TIA Section 314(a)(4). The Issuers’ delivery to the Trustee of the reports, information and documents required by said Section 314(a)(4) is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including each Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) When any Default has occurred and is continuing under this Indenture, or if the trustee of, or the holder of, any other evidence of Debt of the Company or any Subsidiary outstanding in a principal amount of $30,000,000 or more gives any notice stating that it is a Notice of Default or takes any other action to accelerate such Debt or enforce any Note therefor, the Company shall deliver to the Trustee within five Business Days by registered or certified mail or facsimile transmission an Officers’ Certificate specifying such event, notice or other action, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.06. Limitation on Debt or Preferred Stock. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to Incur any Debt, including Acquired Debt, or permit any Restricted Subsidiary to Incur Preferred Stock, except that:

(1) the Company, the Co-Issuer or any Restricted Subsidiary may Incur Debt, including Acquired Debt, and

(2) any Restricted Subsidiary may Incur Preferred Stock,

if, at the time of and immediately after giving effect to the Incurrence thereof and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.125:1 (the “Fixed Charge Coverage Ratio Test”); provided, that the aggregate principal amount of Debt that may be Incurred by any Restricted Subsidiary that is not a Guarantor and any Preferred Stock that may be issued by any Restricted Subsidiary that is not a Guarantor shall not exceed $10.0 million (the “Non-Guarantor Exception”).

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt of the Company, the Co-Issuer and the Guarantors pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed $400.0 million, less any amount of such Debt permanently repaid as provided under Section 4.09 hereof;

(2) Debt of the Issuers pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guarantee of the notes (including additional notes);

(3) (i) Debt of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is an Issuer or a Guarantor and if the Debt is owed to a non-Guarantor, is subordinated in right of payment to the Notes and (ii) Preferred Stock of a Restricted Subsidiary so long as such Preferred Stock continues to be held by an Issuer or a Guarantor; provided that, at such time as any such outstanding Debt or Preferred Stock ceases to be owed to or held by, as the case may be, an Issuer or a Restricted Subsidiary (or Guarantor, in the case of Preferred Stock), such Debt or Preferred Stock will be deemed to be Incurred and not permitted by this Section 4.06(b)(3);

(4) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt Incurred under Section 4.06(a) or Sections 4.06(b)(2), (b)(4), (b)(8) or (b)(12) hereof in an amount not to exceed the principal amount of the Debt so refinanced, plus applicable premiums, fees and expenses incurred in connection with the repayment of such Debt and the Incurrence of the Permitted Refinancing Debt; provided that:

(A)	in case the Notes are refinanced in part or the Debt to be refinanced is pari passu with the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made pari passu with, or subordinated in right of payment to, the remaining Notes;

(B)	in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes;

(C)	the terms relating to maturity and amortization are no less favorable in any material respect to the Holders than the terms of any agreement or instrument governing the Debt being refinanced;

(D)	in no event may Debt of an Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor;

(5) Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculation;

(6) Debt of the Company or any Restricted Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances (except to the extent issued under the Credit Agreement) and bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(7) Debt arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(8) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date, (and, for purposes of Section 4.06(b)(4) not otherwise constituting Permitted Debt, including, without limitation, Debt under the Credit Agreement outstanding on the Issue Date, which is deemed to be incurred under Section 4.06(b)(1));

(9) Debt of an Issuer or any Guarantor consisting of Guarantees of Debt of an Issuer or any Guarantor otherwise permitted under this Section 4.06; provided that if the Debt Guaranteed is subordinate to the Notes, then such Guarantee will be subordinate to the Notes or the relevant Note Guarantee, as the case may be, to the same extent;

(10) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

(11) any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

(12) Debt of the Company or any Restricted Subsidiary (i) constituting Acquired Debt; provided that such Acquired Debt is not Incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition and the Incurrence of such Debt, either (x) the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.06(a) or (y) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition or merger or (ii) Incurred to finance the acquisition, construction, development or improvement of any property or assets (including purchase money obligations and Capital Leases and any Debt assumed in connection with the acquisition of any such property and assets or secured by a Lien on any such property and assets before the acquisition thereof); provided that the aggregate principal amount at any time outstanding of any Debt Incurred under this Section 4.06(b)(12)(ii), together with any Permitted Refinancing Debt Incurred in respect thereof under Section 4.06(b)(4), may not exceed the greater of (x) $75.0 million and (y) 9.0% of Consolidated Tangible Assets;

(13) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $45.0 million and (y) 5.5% of Consolidated Tangible Assets; and

(14) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements.

Notwithstanding any other provision of this Section 4.06, for purposes of determining compliance with this Section 4.06, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary may Incur under this Section 4.06. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with this Section 4.06, in the event that an item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) of Section 4.06(b) or is entitled to be Incurred pursuant to Section 4.06(a), the Company shall, in its sole discretion, classify such item in any manner that complies with this Section 4.06, and such Debt or Preferred Stock will be treated as having been Incurred pursuant to the clauses of Permitted Debt or Section 4.06(a) hereof, as the case may be, designated by the Company, and from time to time may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in Section 4.06 at any time, including pursuant to Section 4.06(a); provided that Debt under the Credit Agreement Incurred and outstanding on the Issue Date shall be deemed at all times to be incurred under Section 4.06(b)(1).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock of the same class will not be deemed to be an Incurrence of Debt or Preferred Stock for purposes of this Section 4.06 but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges.

Neither the Issuers nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of such Issuer or the Guarantor unless such Debt is also subordinated in right of payment to the Notes or the relevant Note Guarantee on substantially identical terms.

Section 4.07. Limitation on Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens, without effectively providing that the Notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

Section 4.08. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

(1) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (other than a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or any Subordinated Debt Incurred pursuant to Section 4.06(b)(3); or

(4) make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing;

(2) the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to Section 4.08(c), exceed the sum of:

(A)	50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B)	subject to Section 4.08(c), the aggregate net cash proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Company (other than from a Subsidiary) after the Issue Date:

(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

(ii) as a contribution to its common equity, plus

(C)	an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this Section 4.08(a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this Section 4.08(a), plus

(D)	the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this Section 4.08(a), as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

(E)	any amount which previously qualified as a Restricted Payment made under Section 4.08(a) on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be.

(b) The foregoing will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would otherwise be permitted under this Indenture;

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of an Issuer or any Guarantor in exchange for, or out of the proceeds of, a cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

(6) any Investment acquired as a capital contribution to the Company, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;

(7) amounts paid for the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Restricted Subsidiaries held by current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), of the Company or any of its Restricted Subsidiaries pursuant to any agreement or employee benefit plan under which the Equity Interests were issued; provided that the aggregate consideration paid therefor (other than in the form of Qualified Equity Interests of the Company) in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million (increasing to $7.5 million following any initial public equity offering of the common Capital Stock of the Company or any Parent) (with unused amounts in any twelve-month period being permitted to carry over for the two succeeding twelve-month periods, so long as the aggregate consideration paid does not exceed an aggregate amount of $10.0 million (increasing to $15.0 million following any initial public equity offering of the common Capital Stock of the Company or any Parent) in any twelve-month period); provided further that such amount in any twelve-month period may be increased in an amount not to exceed the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries subsequent to the Issue Date not already applied to make repurchases pursuant to this Section 4.08(b)(7);

(8) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof or liquidation preference in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than Section 4.11 hereof or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than Section 4.09 hereof, provided that, in each case, prior to the repurchase the Issuers have made an Offer to Purchase and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Offer to Purchase;

(9) with respect to each calendar year in which the Company is treated as an entity disregarded from its owner or as a partnership that is not taxable as a corporation for federal income tax purposes, cash distributions to its members in an aggregate amount not to exceed the Applicable Tax Distribution Amounts for such calendar year;

(10) without duplication as to amounts distributed under Section 4.08(b)(9), Permitted Payments to any Parent;

(11) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(12) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(13) dividends and distributions to holders of any class or series of Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries Incurred in accordance with Section 4.06; provided, however, that such dividends and distributions are included in Interest Expense;

(14) the payment of dividends on the Company’s common Capital Stock (or the payment of dividends to any Parent to fund the payment by such Parent of dividends on such entity’s common Capital Stock) of up to 6% per annum of the net cash proceeds received by the Company from any public equity offering of common Capital Stock of the Company or contributed to the Company by any Parent from any public equity offering of common Capital Stock of such Parent; and

(15) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed (i) on or prior to December 31, 2012, $10.0 million, and (ii) thereafter, $25.0 million (inclusive of any Restricted Payments made pursuant to clause (i));

provided that, in the case of clauses (8) and (15), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under Section 4.08(a)(3) only to the extent they are not applied as described in Sections 4.08(b)(4), (5) or (6). Restricted Payments permitted pursuant to Sections 4.08(2), (3), (4), (5), (6), (8), (9), (10), (11), (12) and (13) will not be included in making the calculations under Section 4.08(a)(3).

For purposes of determining compliance with this Section 4.08, in the event that a Restricted Payment permitted pursuant to this Section 4.08 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (15) of Section 4.08(b) or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 4.08, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 4.08 or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 4.09. Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) the Asset Sale is for at least Fair Market Value;

(2) at least 75% of the consideration received by the Company or its Restricted Subsidiaries consists of cash or Cash Equivalents:

For purposes of this clause (2):

(a) the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the Notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation agreement,

(b) Additional Assets,

(c) instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received, and

(d) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 2.5% of the Company’s Consolidated Tangible Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value),

(e) shall in each case be considered cash or Cash Equivalents.

(3) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used:

(A)	to permanently repay secured Debt of the Issuers or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor owing to a Person other than the Company or a Restricted Subsidiary or, in the case of the repayment of a revolving credit Debt, to permanently reduce the commitment thereunder by such amount, or

(B)	to acquire Additional Assets or to make capital expenditures in a Permitted Business of the Company or one or more Restricted Subsidiaries.

A binding commitment to make an acquisition referred to in clause (B) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 360-day period referred to in the first sentence of this clause (3), and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds. For the avoidance of doubt, pending application thereof in accordance with this Section 4.09, the Company or any Restricted Subsidiary may use any Net Cash Proceeds from an Asset Sale for general corporate purposes (including a reduction in borrowings under any revolving credit facility) prior to the end of the 360-day period referred to in the first sentence of this clause (3).

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute “Excess Proceeds”. Excess Proceeds of less than $35.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Issuers must, within 30 days, make an Offer to Purchase, in accordance with Section 3.02 hereof, Notes having a principal amount equal to:

(A)	accumulated Excess Proceeds, multiplied by

(B)

a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the Notes and (y) the denominator of which is equal to the outstanding aggregate principal amount of the Notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the

Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company shall purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by this Indenture.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Offer to Purchase pursuant to this Section 4.09. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.09 by virtue of such conflict.

Section 4.10. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”) involving consideration in excess of $2.5 million, unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $50.0 million, the Company must in addition obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to:

(1) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

(2) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(3) any Restricted Payments of a type described in one of the first two bullet points in Section 4.08(a) if permitted by Section 4.08;

(4) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(5) loans or advances to officers, directors or employees of the Company in the ordinary course of business of the Company or its Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) and only to the extent permitted by applicable law;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers, employees or consultants of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of fees or compensation to such officers, employees or consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(7) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate solely because the Company, directly or through a Restricted Subsidiary, owns Equity Interests in such Person or owes Debt to such Person;

(8) transactions arising under any contract, agreement, instrument or arrangement in effect on the Issue Date and listed on Schedule 4.10 hereto, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole at the time such agreements are executed, are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of this Indenture;

(9) customary transactions entered into as part of a Permitted Receivables Financing;

(10) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, Capital Stock in, or otherwise controls, such Person;

(11) the Management and Service Agreement, dated as of August 12, 2010, between the Company and Foresight Management, LLC, pursuant to which Foresight Management, LLC performs management, advisory, operational and employment services for the Company, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole at the time such agreements are executed, are not materially less favorable to the Holders of the Notes as determined in good faith by the Company;

(12) agreements providing for the provision of administrative, treasury, accounting, management or other similar corporate services or engineering or similar services by the Company or any Restricted Subsidiary to an Affiliate; provided that any such agreement shall (x) have terms that are not materially less favorable taken as a whole to the Company or such Restricted Subsidiary than agreements of such Person with an Affiliate providing for similar services as in effect on the Issue Date or (y) comply with the requirements of Section 4.10(a); and

(13) any sale of securities (including Disqualified Stock but excluding other Capital Stock) made to an Affiliate on the same terms as are being made to non-Affiliate investors in any public or private sale of such securities and any transactions involving such securities where such Affiliate is treated no more favorably taken as a whole than the non-Affiliate investors.

Section 4.11. Change of Control Triggering Event. (a) Not later than 30 days following a Change of Control triggering Event, the Issuers shall make an Offer to Purchase for all outstanding Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control Triggering Event, the Issuers shall not be obligated to purchase the Notes pursuant to this Section 4.11 in the event that, prior to the requirement to commence the Offer to Purchase the Issuers have mailed the notice to exercise their right to redeem all the Notes under the terms of Section 3.01 and redeemed the Notes in accordance with such notice.

(b) An Offer to Purchase, for the purposes of this Section 4.11, shall be made in accordance with the procedures set forth Section 3.02, except that if an Offer to Purchase sent pursuant to this Section 4.11 is sent prior to the occurrence of the Change of Control Triggering Event, it may be conditioned upon the consummation of the Change of Control.

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Offer to Purchase pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Issuers shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.11 by virtue of such conflict.

(d) Notwithstanding anything to the contrary in Section 3.02 or this Section 4.11, the Issuers shall not be required to make an Offer to Purchase upon a Change of Control Triggering Event if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in Section 3.02 and this Section 4.11 and all other provisions hereof applicable to a Offer to Purchase made by the Issuers, and such third party purchases all Notes properly tendered and not withdrawn under the Offer to Purchase.

(e) The Issuers shall publicly announce the results of the Offer to Purchase upon a Change of Control Triggering Event on or as soon as practicable after the Change of Control Purchase Date.

Section 4.12. Limitation on Business Activities of Foresight Energy Corporation. Foresight Energy Corporation may not hold any assets, hold any Equity Interests, become liable for any obligations, engage in any business activities or have any Subsidiaries; provided that it may be a co-obligor with respect to the Notes or any other Debt if the Company is the primary obligor of such Debt and the net proceeds of such Debt are received by the Company or one or more of the Company’s Wholly Owned Subsidiaries. Foresight Energy Corporation shall be a Wholly Owned Restricted Subsidiary of the Company at all times.

Section 4.13. Note Guarantees by Restricted Subsidiaries. If and for so long as any Restricted Subsidiary, directly or indirectly, Incurs or Guarantees any Debt of the Company, the Co-Issuer or any Guarantor (other than pursuant to the Non-Guarantor Exception), such Restricted Subsidiary shall provide a Note Guarantee and execute a supplemental indenture substantially in the form of Exhibit F hereto within 30 days, and, if the Guaranteed Debt is Subordinated Debt, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes.

Section 4.14. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in Section 4.14(b), the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Equity Interests to the Company or any Restricted Subsidiary;

(2) pay any Debt owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The provisions of Section 4.14(a) shall not apply to any encumbrances or restrictions:

(1) existing on the Issue Date in the Credit Agreement or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(2) existing pursuant to this Indenture, the Notes or the Note Guarantees;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) existing under any agreements or other instruments of, or with respect to:

(A)	any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary; or

(B)	any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary;

which encumbrances or restrictions referred to in Section 4.14(b)(4): (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(5) of the type described in Section 4.14(a)(4) arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary permitted under this Indenture;

(6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by this Indenture;

(7) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(8) existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted

Refinancing Debt are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

(9) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

(10) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases that impose encumbrances or restrictions discussed in Section 4.14(a)(4) on the property so acquired or covered thereby;

(11) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction; or

(12) existing pursuant to any agreement or instrument relating to any Debt or Preferred Stock of a Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date by Section 4.06 if (A) the encumbrances and restrictions are not materially more disadvantageous to the noteholders than is customary in comparable financings (as determined in good faith by the Company) and (B) either (x) the Company determines that such encumbrance or restriction will not adversely affect the Issuers’ ability to make principal and interest payments on the notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Debt.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries. (a) The Company may designate any Subsidiary (other than the Co-Issuer), including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

(2) At the time of the designation, the designation would be permitted under Section 4.08.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under Section 4.06 and Section 4.08.

(4) The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under Section 4.10 after giving effect to the exceptions thereto.

(5) Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by Section 4.06 and Section 4.08.

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to clause (b) of this Section 4.15.

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in clause (a) of this Section 4.15 shall be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in clause (d) of this Section 4.15.

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) shall be deemed made at that time;

(2) all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it shall be deemed Incurred at that time;

(3) all existing transactions between it and the Company or any Restricted Subsidiary shall be deemed entered into at that time;

(4) it shall be released at that time from its Note Guarantee, if any; and

(5) it shall cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified Stock or Preferred Stock shall be deemed Incurred at that time for purposes of Section 4.06, but shall not be considered the sale or issuance of Equity Interests for purposes of Section 4.09;

(2) Investments therein previously charged under Section 4.08 shall be credited thereunder;

(3) it may be required to issue a Note Guarantee pursuant to Section 4.13; and

(4) it shall thenceforward be subject to the provisions of this Indenture as a Restricted Subsidiary.

(e) Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.

Section 4.16. Payment of Taxes and Other Claims. The Company shall pay or discharge and shall cause each of the Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Company or any such Subsidiary, (ii) the income or profits of any such Subsidiary which is a corporation or (iii) the property of the Company or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any such Subsidiary; provided, however, that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 4.17. Reports to Holders. (a) The Company shall furnish to the Trustee and, upon request, to beneficial owners of, and prospective investors (that are qualified institutional buyers as defined in Rule 144A under the Securities Act) in, the Notes a copy of all of the information and reports referred to in clauses (1) and (2) of this Section 4.17(a).

(1) within 90 (105 with respect to the period ended December 31, 2010) days of the end of each fiscal year, annual audited financial statements for such fiscal year (along with customary comparative results) and (b) within 45 (75 with respect to the period ended June 30, 2010 and 60 with respect to the period ended September 30, 2010) days of the end of each of the first three fiscal quarters of every fiscal year, unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter (along with comparative results for the corresponding interim period in the prior year), in each case, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the then applicable Commission requirements);

(2) within 10 Business Days of the occurrence of an event required to be therein reported, such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act (other than Items 3.01 (Notice of delisting or failure to satisfy a continued listing rule or standard; transfer of listing), 3.02 (Unregistered sales of equity securities), 5.03 (Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year), 5.04

(Temporary suspension of trading under registrant’s employee benefit plans) and 5.05 (Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics) thereof).

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.17 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(b) The Company shall:

(1) hold a quarterly conference call to discuss the information contained in the annual and quarterly reports required under clause (1) of Section 4.17(a) (the “Financial Reports”) not later than five Business Days from the time the Company furnishes such reports to the Trustee;

(2) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) of Section 4.17(a), issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the beneficial owners of, and prospective investors in, the Notes and securities analysts with respect to debt securities and associated with a nationally recognized financial institution (“Securities Analysts”) to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the Financial Reports and information on how to access such conference call; and

(3) (A) (x) maintain a public or non-public website to which beneficial owners of, and prospective investors in, the Notes and Securities Analysts are given access and to which the reports required by this Section 4.17 are posted along with, as applicable, details on the time and date of the conference call required by clause (1) of this Section 4.17(b) and information on how to access that conference call and (y) distribute via electronic mail such reports and conference call details to beneficial owners of, and prospective investors in, the Notes and Securities Analysts who request to receive such distributions or (B) file such reports electronically with the Commission through its Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

(c) To the extent not satisfied by the foregoing, the Company shall furnish to the holders of the Notes and to Securities Analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d) The Company shall be entitled to require certification as to a person’s bona fide status as a beneficial owner, prospective investor or Securities Analyst, as applicable, prior to distributing to such person the reports and other information to be provided by the Company.

Section 4.18. Legal Existence. Subject to Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Company and the Restricted Subsidiaries.

Section 4.19. Waiver of Stay, Extension or Usury Laws. Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive any of the Issuers and the Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes or the Note Guarantees as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) each of the Issuers and the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.20. Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuers and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.21. Covenant Suspension. (a) During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by each of the Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the covenants in this Indenture described under Sections 4.06, 4.08, 4.09, 4.10, 4.14 and 5.01(a)(3) (the “Suspended Covenants”).

(b) At such time as the covenants listed in clause (a) of this Section 4.21 are suspended (a “Suspension Period”), the Company shall no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment as set forth under Section 4.08 following the Reversion Date.

(c) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of clause (a) of this Section 4.21, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of Section 4.21(a) is no longer satisfied, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(d) On each Reversion Date, all Debt Incurred during the Suspension Period prior to such Reversion Date shall be deemed to be Debt Incurred pursuant to Section 4.06(b)(8). For purposes of calculating the amount available to be made as Restricted Payments under Section 4.08(a)(3), calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant under Section 4.08(b) shall reduce the amount available to be made as Restricted Payments under Section 4.08(a)(3). For purposes of Section 4.09, on the Reversion Date, the amount of Excess Proceeds shall be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date.

ARTICLE FIVE

CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01. Consolidation, Merger or Sale of Assets. (a) No Issuer shall (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer, or otherwise dispose of all or substantially all of such Issuer’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one transaction or a series of related transactions, whether effected by such Issuer and/or one or more of its Restricted Subsidiaries, to any Person, unless

(1) either (x) such Issuer is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of such Issuer under the Indenture and the Notes; provided that if the Company or the resulting, surviving or transferee Person is not a corporation, there shall be a co-obligor on the Notes that is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(4) such Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture;

provided, that clauses (2) and (3) of this Section 5.01 do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of an Issuer with, into or to a Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Restricted Subsidiary with, into or to an Issuer or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company. Notwithstanding the foregoing, the Reorganization shall not be subject to this Section 5.01.

(b) An Issuer shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with this Section 5.01, if an Issuer is not the continuing Person, the resulting, surviving or transferee Person shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under this Indenture and the Notes with the same effect as if such successor Person had been named as such Issuer in this Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, such Issuer shall be released from its obligations under this Indenture and the Notes.

(d) No Guarantor shall (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person, unless

(A) the other Person is an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the Indenture.

Section 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of an Issuer (or Guarantor) in accordance with Section 5.01 of this Indenture, any Surviving Person formed by such consolidation or into which an Issuer (or

Guarantor) is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under this Indenture (or of the Guarantor under the Note Guarantee, as the case may be) with the same effect as if such Surviving Person had been named as such Issuer (or such Guarantor) herein; provided, however, that such Issuer shall not be released from its obligation or covenants under this Indenture in the case of a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of such Issuer as an or virtually as an entirety) or a lease.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. An “Event of Default” occurs with respect to the notes if:

(1) the Issuers default in the payment of the principal of any Note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Issuers default in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) an Issuer fails to make an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.11 or an Issuer fails to comply with Section 5.01;

(4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture or under the Notes (other than a default specified in clauses (1), (2) or (3) of this Section 6.01) and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of 25% or more in aggregate principal amount of the Notes;

(5) there occurs with respect to any Debt of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $30.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(6) one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of an Issuer or any Significant Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of an Issuer or any Significant Restricted Subsidiary or for any substantial part of the property of an Issuer or any Significant Restricted Subsidiary or ordering the winding up or liquidation of the affairs of an Issuer or any Significant Restricted Subsidiary, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) an Issuer or any Significant Restricted Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of an Issuer or any Significant Restricted Subsidiary or for any substantial part of the property of an Issuer or any Significant Restricted Subsidiary, or make any general assignment for the benefit of creditors; or

(9) any Note Guarantee ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee.

Section 6.02. Consequences of an Event of Default. (a) If an Event of Default, other than pursuant to clause (7) or (8) of Section 6.01 with respect to an Issuer, occurs and is continuing hereunder with respect to the Notes, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a default occurs pursuant to clause (7) or (8) of Section 6.01 with respect to an Issuer, the principal of and accrued interest on the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(5) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled, without any action by the Trustee or the Holders, if the event of default or payment default triggering such Event of Default pursuant to clause (5) of Section 6.01 shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the notes, have been cured or waived.

(c) If any Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall send notice of the Default to each holder within 90 days after it obtains actual knowledge of such Default by transmitting such notice to Holders at their addresses as the same shall then appear on the register of the Notes kept by the Registrar, unless such Default shall have been cured or waived before the giving of such notice and a Responsible Officer of the Trustee has actual knowledge of such cure or waiver; provided that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee shall be protected in withholding such the notice if and so long as a committee of its Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings at law or in equity as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. Any reasonable costs, including reasonable attorneys’ fees and expenses, associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Issuers.

Section 6.04. Waiver of Past Defaults. (a) Except as otherwise provided in this Article Six or Section 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by written notice to the Trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) The Holders of a majority in principal amount of the outstanding Notes may rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.05. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee under this Indenture; provided that the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction. The Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. The Trustee shall not be obligated to take any action at the direction of Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee.

Section 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or Trustee, or for any other remedy under this Indenture or the Notes, unless:

(1) the Holder has previously given to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of outstanding Notes have made written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under this Indenture;

(3) Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

Section 6.07. Unconditional Right of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of a Holder of a Note to receive payment of principal of or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that Holder.

Section 6.08. Collection Suit by Trustee. The Issuers covenant that if default is made in the payment of:

(a) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) the principal of (or premium, if any, on) any Note at the Stated Maturity thereof,

the Issuers shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.07 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c) If the Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuers or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuers or any other obligor upon the Notes, wherever situated.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to an Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Application of Money Collected. If the Trustee collects any money or other property (or the same is distributed) pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee (including any predecessor Trustee) for amounts due under Section 7.07;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

THIRD:	to an Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such Record Date, the Issuers shall mail to each Holder and the Trustee a notice that states the Record Date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, an Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15. Record Date. The Issuers may set a Record Date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04, 6.05 and 11.04. Unless this Indenture provides otherwise, such Record Date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

Section 6.16. Waiver of Stay or Extension Laws. Each Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b) except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c) the Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) or (e) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05;

(d) the Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with an Issuer or any Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it;

(f) whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and to the provisions of the TIA; and

(g) The Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

Section 7.02. Certain Rights of Trustee. (a) Subject to Section 7.01:

(1) The Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(3) Any request or direction of any Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order and any resolution of the Board of Directors may be sufficiently evidenced by a board resolution.

(4) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder.

(5) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(6) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(7) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate or an Opinion of Counsel or both.

(8) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(9) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(10) Each Guarantor shall pay on demand to the Trustee any and all costs, fees and expenses (including without limitation, reasonable legal fees of counsel) incurred by the Trustee in enforcing any rights under any Note Guarantee.

(11) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(12) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.

(13) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(b) The Trustee may request that an Issuer deliver an Officers’ Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(d) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority; natural catastrophes or other acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(e) The permissive right of the Trustee to take any action under this Indenture or under any other agreement in connection herewith shall not be construed as a duty.

Section 7.03. Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of an Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may make loans to, accept deposits from, perform services for or otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b)(1) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.

Section 7.04. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, sufficiency or adequacy of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder and agrees that the statements made by it in a Statement of Eligibility on Form T-1 supplied to the Issuers will be true and accurate, subject to the qualifications set forth therein. The Trustee shall not be accountable for the use or application by the Issuers of Notes or the proceeds thereof. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the issuance or sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty or covenant made in this Indenture.

Section 7.05. Notice of Defaults. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it obtains actual knowledge of such Default or Event of Default, unless such Default or Event of Default has been cured or waived and a Responsible Officer of the Trustee has actual knowledge of such cure or waiver; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interest of the Holders.

The Trustee shall not be deemed to have knowledge of a Default unless written notice of such Default has been received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

Section 7.06. Reports by Trustee to Holders. Within [60 days] after January 1 of each year commencing with the first January 1 after the Issue Date, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b) and (c).

The Issuers shall promptly notify the Trustee in writing whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall comply with TIA Section 313(d) at the Issuers’ expense.

Section 7.07. Compensation and Indemnity. The Issuers, failing which each Guarantor, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers, failing which each Guarantor, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Issuers, failing which each Guarantor, shall indemnify the Trustee (in any of its capacities in connection with any of the transactions contemplated hereby, including, without limitation, under this Indenture) and its officers, directors, employees and agents for, and hold it and them harmless from and against any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses) incurred by it or any of them arising out of or in connection with the administration of this trust and the acceptance or performance of any of its powers or duties hereunder (including, without limitation, settlement costs) (including the costs and expenses of enforcing this Indenture including this Section 7.07 and of defending itself against any claim, whether asserted by the Issuers, the Guarantors, any Holder or any other Person). The Trustee shall notify the Issuers in writing promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall cooperate in such defense. The Trustee may have separate counsel of its selection and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuers shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

To secure each Issuer’s and each of the Guarantor’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, hereunder, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

In addition to, but without prejudice to its other rights under this Indenture, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(7) or (8) with respect to an Issuer or any Significant Restricted Subsidiary, the expenses (including the charges and expenses of its agents and counsel) are intended to constitute expenses of administration under Bankruptcy Law.

Each Issuer’s and each of the Guarantor’s obligations under this Section 7.07, including the Lien and claim of the Trustee, and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of such Issuer’s or Guarantor’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture for any reason, and shall apply with equal force and effect to the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder.

“Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign and be discharged from the trust hereby created, at any time by so notifying the Issuers. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuers, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 25% in outstanding principal amount of the Notes may, at the Issuers’ expense, petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the lien provided for in Section 7.07. Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ and the Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.10. Eligibility: Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1) and (5). The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes. The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other notes of an Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

For purposes of Section 310(b)(1) of the TIA and to the extent permitted thereby, the Trustee, in its capacity as trustee in respect of the securities of any series, shall not be deemed to have a conflict of interest arising from its capacity as trustee in respect of the securities of any other series.

Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the second to last paragraph of Section 310(b) of the TIA.

If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11. Preferential Collection of Claims Against The Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and Lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from an Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by such Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if an Issuers does not execute any such instrument within 15 days after request therefor, the Trustees shall be empowered as an attorney-in-fact for such Issuer to execute any such instrument in such Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(1) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(2) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

ARTICLE EIGHT

DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01. The Issuers’ Option to Effect Defeasance or Covenant Defeasance. The Issuers may, at their option by a resolution of the Boards of Directors, at any time, with respect to the Notes, elect to have either Section 8.02 or 8.03 be applied to outstanding Notes upon compliance with the conditions set forth below this Article Eight.

Section 8.02. Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers shall be deemed to have been discharged from their obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all their other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth in Section 8.06 below and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder. Subject to compliance with this Article Eight, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 below with respect to the Notes. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers shall be released from their obligations under any covenant contained in Sections 4.04 through 4.15, 4.17 (other than the covenants to comply with TIA Section 314(a) to the extent that such obligations thereunder cannot be terminated), 5.01(a)(3) and (4) and 6.01(a)(3)(4), (5), (6) and (9) with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04. Conditions to Defeasance. The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Issuers irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be;

(b) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in Section 6.01(a)(7) and (8) occurs with respect to an Issuer or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Company or any of its Restricted Subsidiaries;

(f) the Issuers deliver to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee stating that:

(1) the Issuers have received from the Internal Revenue Service a ruling, or

(2) since the date of this Indenture there has been a change in the applicable Federal income tax law, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Issuers deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(1) the Issuers deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by this Article Eight.

Section 8.05. Satisfaction and Discharge of Indenture. The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when

(1) either:

(A)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(B)	all Notes that have not been delivered to the Trustee for cancellation are to be called for redemption within one year and an irrevocable notice of redemption with respect thereto has been deposited with the Trustee or will become due and payable within one year and an Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(3) an Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Section 8.06. Survival of Certain Obligations. Notwithstanding Sections 8.01 and 8.05, any obligations of the Issuers and the Guarantors in Sections 2.02 through 2.14, 6.07, 7.07, 7.08, and 8.07 through 8.09 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuers and the Guarantors in Sections 7.07, 8.07 and 8.08 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07. Acknowledgment of Discharge by Trustee. Subject to Section 8.11, after (a) the conditions of Section 8.01, 8.04 or 8.05 have been satisfied, (b) the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers, and (c) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (a) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuers’ obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08. Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in U.S. Dollars or U.S. Government Obligations deposited with it pursuant to this Article Eight. It shall apply the deposited cash or U.S. Dollars or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09. Repayment to the Issuers. Subject to Sections 7.07, and 8.01 through 8.06, the Trustee and the Paying Agent shall promptly pay to the Issuers upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal, premium, if any, that remains unclaimed for three years; provided that the Trustee or Paying Agent before being required to make any payment may at the expense of the Issuers cause to be published (a) in The Wall Street Journal or another leading newspaper in New York, New York, and (b) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or (c) mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuers. After payment to the Issuers, Holders entitled to such money must look to the Issuers for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.10. Indemnity for Government Securities. The Issuers shall pay and shall, failing which, each Guarantor shall, indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, received on such U.S. Government Obligations.

Section 8.11. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in U.S. Dollars or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, The Issuers’ and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such U.S. Government Obligations in accordance with this Article Eight; provided, however, that, if the Issuers have made any payment of principal of, premium, if any, and interest, if any, on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. Dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of Holders. The Issuers, when authorized by a resolution of the Board of Directors (as evidenced by the delivery of such resolution to the Trustee), and the Trustee may amend or supplement this Indenture or the Notes without notice to or consent of any Holder to:

(1) cure any ambiguity, defect, omission or inconsistency in this Indenture or the Notes;

(2) to comply with Article Five;

(3) comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

(4) evidence and provide for the acceptance of an appointment by a successor Trustee;

(5) provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(6) provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by this Indenture;

(7) provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) make any other change that does not materially and adversely affect the rights of any Holder; and

(9) conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes.

Section 9.02. With Consent of Holders. (a) Except as otherwise provided in Section 6.02 and 9.02(b) below, the Issuers and the Trustee may:

(i) amend this Indenture and the Notes; or

(ii) waive future compliance by an Issuer with any provision of this Indenture or the Notes;

with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding including consents obtained in connection with a tender offer or in exchange for the Notes.

(b) Notwithstanding the provisions of clause (a) of this Section 9.02, without the consent of each Holder affected, an amendment or waiver may not:

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(2) reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(3) reduce the amount payable upon the redemption of any Note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any Note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed;

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes or Note Guarantee, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(7) make any change in the percentage of the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(8) modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner materially adverse to the Holders of the Notes;

(9) release any Guarantor that is a Significant Restricted Subsidiary from any of its Obligations under its Note Guarantee or this Indenture other than in accordance with the provisions of this Indenture, or amend or modify any provision relating to such release; or

(10) for so long as the Company is a limited liability company, release the Co-Issuer from its Obligations under this Indenture.

The consent of the Holders of the Notes is not necessary to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment becomes effective, the Issuers shall mail to each registered Holder of the Notes at such Holder’s address appearing in the Security Register a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

(c) Upon the written request of the Issuers accompanied by a board resolution of the Board of Directors of the respective Issuers authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders as aforesaid and upon receipt by the Trustee of the documents described in Section 9.08 hereof, the Trustee shall join with the Issuers in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

Section 9.03. Compliance with Trust Indenture Act. Every amendment, modification or supplement to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.05. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuers or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuers so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 9.06. Payment for Consent. Neither the Company, the Co-Issuer nor any of their Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. Notwithstanding the foregoing, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Company, the Co-Issuer and any of their Subsidiaries and Affiliates may exclude (i) Holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Company, the Co-Issuer or any of such Subsidiaries or Affiliates to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.

Section 9.07. Notice of Amendment or Waiver. Promptly after the execution by the Issuers and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuers shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

Section 9.08. Trustee to Sign Supplemental Indentures. In executing any supplemental indenture, the Trustee shall be entitled to receive security or indemnity reasonably satisfactory to it and to receive and shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent to the execution, delivery and performance of such supplemental indenture have been satisfied.

The Trustee shall sign all supplemental indentures that comply with the requirements of this Indenture, except that the Trustee may, but need not, sign any supplemental indenture that adversely affects its rights. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver.

ARTICLE TEN

GUARANTEE

Section 10.01. Note Guarantee. (a) Each Guarantor hereby fully and unconditionally guarantees, on an unsecured, senior, joint and several basis with each other Note Guarantee, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and all other monetary obligations of the Issuers under this Indenture and the Notes (including obligations to the

Trustee) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under such Note Guarantee will be made in U.S. Dollars.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be as if they were the principal debtor and not merely surety, unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuers with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantor increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of an Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against an Issuer prior to exercising its rights under the Note Guarantee (including, for the avoidance of doubt, any right which the Guarantor may have to require the seizure and sale of the assets of the Issuers to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and covenants that the Note Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.03. If at any time any payment of principal of, premium, if any, and interest, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of an Issuer the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Section 10.02. Subrogation. (a) The Guarantor shall be subrogated to all rights of the Holders against the Issuers in respect of any amounts paid to such Holders by the Guarantor pursuant to the provisions of its Note Guarantee.

(b) The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantor further agrees that, as between themselves, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of their Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 10.02 subject to Section 10.01(b) above.

Section 10.03. Release of Guarantors. The Note Guarantee of any Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(a) a sale or other disposition of Capital Stock (including by way of consolidation or merger) of such Guarantor following which it is no longer a direct or indirect Subsidiary of the Company or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Restricted Subsidiary);

(b) the designation by the Company of such Guarantor as an Unrestricted Subsidiary;

(c) if the Note Guarantee was required pursuant to the terms of this Indenture, the cessation of the circumstances requiring the Note Guarantee;

(d) defeasance or discharge of the notes, as provided in Article Eight hereof,

(e) the release, other than the discharge through payment by the Guarantor, of all other Guarantees by such Restricted Subsidiary of Debt of the Company or any other Restricted Subsidiary

(f) and in each such case, prior to release and discharge or such Note Guarantee, the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

The Trustee shall execute any documents reasonably requested by either an Issuer or a Guarantor in order to evidence the release, discharge and termination of such Guarantor from its obligations under its Note Guarantee endorsed on the Notes and under this Article Ten.

Section 10.04. Additional Guarantors. The Issuers covenant and agree that they shall cause any Person which becomes obligated to Guarantee the Notes, pursuant to the terms of Section 4.13, to execute a supplemental indenture and any other documentation requested by the Trustee satisfactory in form and substance to the Trustee in accordance with Section 4.13 pursuant to which such Restricted Subsidiary shall Guarantee the obligations of the Issuers under the Notes and this Indenture in accordance with this Article Ten with the same effect and to the same extent as if such Person had been named herein as a Guarantor.

Section 10.05. Limitation of Note Guarantee. The Note Guarantee is limited in an amount not to exceed the maximum amount that can be guaranteed by the Guarantor without rendering such Note Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer of similar laws affecting the rights of the creditors generally.

Section 10.06. Notation Not Required. Neither the Issuers nor any Guarantor will be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof.

Section 10.07. Successors and Assigns. This Article Ten shall be binding upon the Guarantor and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.08. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

Section 10.09. Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE ELEVEN

HOLDERS’ MEETINGS

Section 11.01. Purposes of Meetings. A meeting of the Holders may be called at any time pursuant to this Article Eleven for any of the following purposes:

(a) to give any notice to an Issuer or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article Nine;

(b) to remove the Trustee and appoint a successor trustee pursuant to Article Seven; or

(c) to consent to the execution of an indenture supplement pursuant to Section 9.02.

Section 11.02. Place of Meetings. Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, an Issuer, any Guarantor or the Holders calling the meeting, shall from time to time determine.

Section 11.03. Call and Notice of Meetings. (a) The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 11.02. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed to each Holder and published in the manner contemplated by Section 12.02(b).

(b) In case at any time an Issuer, pursuant to a resolution of the Board of Directors, or the Holders of at least 10% in aggregate principal amount at maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then such Issuer or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in such other city as determined by such Issuer or the Holders pursuant to Section 11.02 for such meeting and may call such meeting to take any action authorized in Section 11.01 by giving notice thereof as provided in Section 11.01(a).

Section 11.04. Voting at Meetings. To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant Record Date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Person so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of an Issuer and any Guarantor and their counsel.

Section 11.05. Voting Rights, Conduct and Adjournment. (a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b) At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article Nine, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action. Any meeting of Holders duly called pursuant to Section 11.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

Section 11.06. Revocation of Consent by Holders at Meetings. At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount at maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Issuers, the Guarantors, the Trustee and the Holders. This Section 11.06 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.04.

ARTICLE TWELVE

MISCELLANEOUS

Section 12.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318, inclusive, of the TIA incorporated hereto in accordance with Section 1.03 hereto, such imposed duties or incorporated provision shall control.

Section 12.02. Notices. (a) Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

if to an Issuer or any Guarantor:

Foresight Energy LLC

3801 PGA Boulevard

Suite 903

Palm Beach Gardens, FL 33410

Facsimile: (561) 626-4938

With copies to:

Bailey & Glasser LLP

209 Capitol Street

Charleston, West Virginia 25301

Attention: Brian Glasser

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Telephone: 904.998.4778

Attention: Craig Kaye

The Issuers, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b) Notices to the Holders regarding the Notes shall be mailed to each Holder by first-class mail at such Holder’s respective address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(c) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 12.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by an Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), such Issuer or Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 12.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.07. Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 12.08. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THIS INDENTURE.

Section 12.09. No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Company, the Co-Issuer or any Guarantor, as such, will have any liability for any obligations of the Company, the

Co-Issuer or such Guarantor under the Notes, any Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10. Successors. All agreements of each Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 12.12. Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Foresight Energy LLC as Issuer

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Foresight Energy Corporation as Co-Issuer

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Foresight Coal Sales LLC. as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Hillsboro Energy LLC, as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Macoupin Energy LLC, as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Signature Page to Indenture

Oeneus LLC d/b/a Savatran LLC as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Sitran LLC, as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Sugar Camp Energy, LLC, as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

Williamson Energy, LLC as Guarantor

By:	/s/ Michael J. Beyer
Name:	Michael J. Beyer
Title:	Authorized Person

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Craig A. Kaye
Name:	Craig A. Kaye
Title:	Vice President

Signature Page to Indenture

EXHIBIT A

[FORM OF FACE OF NOTE]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NOMINEE AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR OR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH FORESIGHT ENERGY LLC (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY

(A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) AND (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

EACH PURCHASER OF THIS GLOBAL NOTE OR ANY INTEREST HEREIN IS HEREBY NOTIFIED THAT THE SELLER OF THIS GLOBAL NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

[[INCLUDE ONLY IF TEMPORARY REGULATION S GLOBAL NOTE] THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE U.S. SECURITIES ACT.]

[[INCLUDE ONLY IF PERMANENT REGULATION S GLOBAL NOTE] THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]

[[INCLUDE ONLY IF REGULATION S GLOBAL NOTE] BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[If Restricted Global Note – CUSIP Number [—]/ISIN Number [—]]

[If Temporary Regulation S Global Note – CUSIP Number [—]/ISIN Number [—]]

[If Regulation S Global Note – CUSIP Number [—]/ISIN Number [—]]

No.

9.625% SENIOR NOTE DUE 2017

Foresight Energy LLC, Delaware limited liability company, and Foresight Energy Corporation, a Delaware corporation, for value received promise to pay to Cede & Co. or registered assigns the principal sum of $                 (                    ) on August 15, 2017.

From August 15, 2010, or from the most recent interest payment date to which interest has been paid or provided for, cash interest on this Note will accrue at 9.625%, payable semiannually on August 15 and February 15 of each year, beginning on February, 2011, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on the preceding August 1 or February 1, as the case may be.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, each of Foresight Energy LLC and Foresight Energy Corporation has caused this Note to be signed manually or by facsimile by its duly authorized signatory.

Dated: August 12, 2010

Foresight Energy LLC

By:
Name:
Title:

Foresight Energy Corporation

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

9.625% Senior Note Due 2017

1.	Interest

Foresight Energy LLC, Delaware corporation (the “Company”) and Foresight Energy Corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”), and their respective successors and assigns under the Indenture hereinafter referred to, for value received promise to pay interest on the principal amount of this Note from August 12, 2010 at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuers will pay interest on overdue principal at the interest rate borne by the Notes compounded semiannually, and it shall pay interest on overdue installments of interest at the same rate compounded semiannually to the extent lawful.

2.	Method of Payment

The Issuers shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuers shall pay principal and interest in U.S. Dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuers by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Restricted Global Note and the Regulation S Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Restricted Global Note and Regulation S Global Note to the Paying Agent.

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon trust Company, N.A., or one of its affiliates will act as Paying Agent and Registrar. The Company or any of its Affiliates incorporated in the United States may act as Paying Agent, Registrar or co-Registrar, subject to the provisions of the Indenture.

4.	Indenture

The Issuers issued the Notes under an indenture dated as of August 12, 2010 (the “Indenture”), among the Company, the Co-Issuer, the Guarantors and The Bank of New York Mellon trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture and, to the extent required by any amendment after such date, as so amended (the “Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

The Notes are unsecured senior guaranteed obligations of the Issuers and are issued in an initial aggregate principal amount $400,000,000. The Indenture imposes certain limitations on the Company, the Co-Issuer, the Guarantors and their affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Company and its subsidiaries, the sale of assets, transactions with and among affiliates of the Company and the Restricted Subsidiaries, change of control and Liens.

5.	Optional Redemption

At any time and from time to time prior to August 15, 2014, the Issuers may redeem the Notes, in whole or in part, by paying a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date).

At any time and from time to time on or after August 15, 2014, the Issuers may redeem the Notes, in whole or in part and from time to time, at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date):

12-Month Period Commencing August 15 in Year	Percentage
2014	104.813%
2015	102.406%
2016 and thereafter	100.000%

At any time and from time to time prior to August 15, 2013, the Issuers may redeem the Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a Redemption Price equal to 109.625% of the principal amount plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes, including Additional Notes, provided that:

(1) in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding immediately thereafter.

6.	Notice of Redemption

Notice of redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address.

Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

7.	Repurchase at the Option of Holders

Upon the occurrence of a Change of Control Triggering Event or the receipt of Excess Proceeds by the Company or a Restricted Subsidiary from Asset Sales in excess of $35,000,000, the Issuers shall be required to make an Offer to Purchase all or a part of each Holder’s Notes (in principal amounts of $1,000 or integral multiples thereof, and in a minimum denomination of $2,000), pursuant to the terms of the Indenture.

8.	Denominations

The Notes are in denominations of $2,000 and integral multiples of $1,000 of principal amount. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

9.	Unclaimed Money

All moneys paid by the Issuers or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of three years after such principal, premium or interest has become due and payable may be repaid to the Issuers or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuers or the Guarantors for payment thereof.

10.	Discharge and Defeasance

Subject to certain conditions, the Issuers may discharge their obligations under the Notes and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the Notes to maturity or redemption within one year.

11.	Amendment, Supplement and Waiver

The Indenture contains provisions permitting the Issuers and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any Default or Event of Default under the Indenture and its consequences.

12.	Defaults and Remedies

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal, interest, and premium, if any, on the Notes may be declared, by either the Trustee or the Holders of not less than 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

13.	Trustee, Paying Agent and Security Registrar Dealings with Issuer

Subject to certain limitations imposed by the Trust Indenture Act, the Paying Agent, Security Registrar and Trustee under the Indenture, each in its individual or other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not the Paying Agent, Security Registrar, or Trustee, respectively.

14.	No Recourse Against Others

A director, officer, employee, incorporator, member or stockholder, of an Issuer or any Guarantor, as such, shall not have any liability for any obligations of the Issuers or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.	Guarantees

The payment by the Issuers of the principal of and interest on this Note is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors on the terms set forth in the Indenture.

16.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

An Issuer or a Guarantor shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Foresight Energy LLC

3801 PGA Boulevard

Suite 903

Palm Beach Gardens, FL 33410

Facsimile: (561) 626-4938

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the company) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature	Note	Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐	to the Company; or

(2)	☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(3)	☐	pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(4)	☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933; or

(5)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Note Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Note Guarantee:

(Participant in a recognized signature guarantee medallion program)]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or 4.11 of the Indenture, check the box:  ☐

If the purchase is in part, indicate the portion (in denominations of $1,000 or any integral multiple thereof) to be purchased:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/ Increase	Notation Made by or on Behalf of Registrar

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE TO REGULATION S GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(ii) of the Indenture)

The Bank of New York Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Re:	9.625% Senior Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 12, 2010, (the “Indenture”) among Foresight Energy LLC, a Delaware corporation (the “Company”), Foresight Energy Corporation, a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oneus LLC d/b/a Savatran LLC, a limited liability company, Sitran LLC, a Delaware limited liability company, and Sugar Camp Energy, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to                      aggregate principal amount of Notes that are held as a beneficial interest in the form of the Restricted Global Note (CUSIP No.             , ISIN No.                             ) with the Depositary in the name of [name of transferor](the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (Common Code No.             ; ISIN No.             ).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a)	with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i) the offer of the Notes was not made to a person in the United States;

(ii) either (1) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (2) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States

B-1

(iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v) the Transferor is not the Company, the Co-Issuer, a distributor of the Notes, an affiliate of the Company, the Co-Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b)	with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuers, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:

Name:

Title:

Date:

cc:

Attn:

B-2

EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(iii) of the Indenture)

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Re:	9.625% Senior Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 12, 2010, (the “Indenture”) among Foresight Energy LLC, a Delaware corporation (the “Company”), Foresight Energy Corporation, a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oneus LLC d/b/a Savatran LLC, a limited liability company, Sitran LLC, a Delaware limited liability company, and Sugar Camp Energy, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $                 aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Depositary (Common Code No.             ; ISIN No.             ) in the name of Cede & Co. (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (CUSIP No.             , ISIN No.             ).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW:

☐:	the Transferor is relying on Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account, or for the account of a qualified institutional buyer, and to whom the Transferor has given notice that the transfer is made in reliance on Rule 144A and the transfer is being made in accordance with any applicable securities laws of any state of the United States; or

C-1

☐:	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act, subject to the Company’s and the Trustee’s right prior to any such offer, sale or transfer to require the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

You, the Issuers, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:

Name:

Title:

Dated:

cc:

Attn:

C-2

EXHIBIT D-1

FORM OF CERTIFICATION TO BE GIVEN BY HOLDER OF BENEFICIAL INTEREST IN A TEMPORARY REGULATION S GLOBAL NOTE

OWNER SECURITIES CERTIFICATION

[EUROCLEAR BANK S.A./N.V.,

as operator of the Euroclear

System] [or] [CLEARSTREAMBANKING,

SOCIÉTÉ ANONYME

Attention: [                ]]

Re:	9.625% Senior Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 12, 2010, (the “Indenture”) among Foresight Energy LLC, a Delaware corporation (the “Company”), Foresight Energy Corporation, a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oneus LLC d/b/a Savatran LLC, a limited liability company, Sitran LLC, a Delaware limited liability company, and Sugar Camp Energy, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This certificate relates to $                 aggregate amount of Notes that are held as a beneficial interest in the form of the Temporary Regulation S Global Note (CUSIP No. [            ]; ISIN No: [            ]) with the Depositary through Euroclear or Clearstream or both in the name of [insert name of holder] (the “Holder”).

In respect of such Notes, the Holder does hereby certify that as of the date hereof, the above-captioned Notes are beneficially owned by non-U.S. Persons and are not held for purposes of resale directly or indirectly to a U.S. Person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia. As used herein, U.S. Person has the meaning assigned to it in Rule 902 under the Securities Act of 1933, as amended.

We undertake to advise you immediately by telex on or prior to the date on which you intend to submit your certification relating to the Notes held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

D-1-1

We understand that this certification is required in connection with certain securities laws in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings. This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated August 6, 2010, among the Issuers, the Guarantors and Citigroup Global Markets Inc., as representative of the several initial purchasers named therein relating to the Notes.

Date: , 1
[Name of Person Making Certification]

[1]	To be dated no earlier than 15 days prior to the transfer or exchange date to which the certification relates.

D-1-2

EXHIBIT D-2

FORM OF CERTIFICATION TO BE GIVEN BY TRANSFEREE OF BENEFICIAL INTEREST IN A TEMPORARY REGULATION S GLOBAL NOTE

TRANSFEREE SECURITIES CERTIFICATION

[EUROCLEAR BANK S.A./N.V.,

as operator of the Euroclear

System] [or] [CLEARSTREAMBANKING,

SOCIÉTÉ ANONYME

Attention: [                ]]

Re:	9.625% Senior Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 12, 2010, (the “Indenture”) among Foresight Energy LLC, a Delaware corporation (the “Company”), Foresight Energy Corporation, a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oneus LLC d/b/a Savatran LLC, a limited liability company, Sitran LLC, a Delaware limited liability company, and Sugar Camp Energy, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

For purposes of acquiring a beneficial interest in the Temporary Regulation S Global Note, the undersigned certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by telex on or prior to the date on which you intend to submit your certification relating to the Notes held by you in which we intend to acquire a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated August 6, 2010, among the Issuers, the Guarantors and Citigroup Global Markets Inc., as representative of the several initial purchasers named therein relating to the Notes.

D-2-1

Dated:

By:
As, or as agent for, the beneficial acquiror of the Notes to which this certificate relates.

D-2-2

EXHIBIT E

FORM OF TRANSFER CERTIFICATE TO BE GIVEN BY EUROCLEAR AND

CLEARSTREAM IN CONNECTION WITH EXCHANGE OF A PORTION OF A

TEMPORARY REGULATION S GLOBAL NOTE

The Bank of New York Mellon Trust Company, N.A.

10161 Centurion Parkway

Jacksonville, FL 32256

Re:	9.625% Senior Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture dated as of August 12, 2010, (the “Indenture”) among Foresight Energy LLC, a Delaware corporation (the “Company”), Foresight Energy Corporation, a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and Foresight Coal Sales LLC, a Delaware limited liability company, Hillsboro Energy LLC, a Delaware limited liability company, Macoupin Energy LLC, a Delaware limited liability company, Oneus LLC d/b/a Savatran LLC, a limited liability company, Sitran LLC, a Delaware limited liability company, and Sugar Camp Energy, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This is to certify that based solely on written certifications that we have received in writing, by tested telex or by electronic transmission from each of the persons appearing in our records as persons entitled to a portion of the principal amount set forth below (our “Member Organizations”) substantially in the form attached hereto, as of the date hereof, [U.S.$]                principal amount of the above-captioned Notes (i) is owned by person(s) that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source (“United States person(s)”), (ii) is owned by United States person(s) that are (a) foreign branches of United States financial institutions (financial institutions, as defined in U.S. Treasury Regulations Section 1.165-12(c)(1)(v) are herein referred to as “financial institutions”) purchasing for their own account or for resale, or (b) United States person(s) who acquired the Notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuers or their agents that such financial institution will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institution(s) for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) and, to the further effect, that financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

As used herein, “United States” means the United States of America (including the states and the District of Columbia); and its “possessions” include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

E-1

We further certify that (i) we are not making available herewith for exchange any portion of the Temporary Regulation S Global Note representing the above-captioned Notes excepted in the above-referenced certificates of Member Organizations and (ii) as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain tax legislation in the United States. If administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate or a copy thereof to any interested party in such proceedings. This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers, the Guarantors and the Initial Purchasers of the Notes under the Purchase Agreement, dated August 6, 2010, among the Issuers, the Guarantors and Citigroup Global Markets Inc., as representative of the several initial purchasers named therein relating to the Notes.

Dated:

[To be dated no earlier than the date of exchange]

[EUROCLEAR S.A. / N.V., as Operator of the Euroclear System]
[CLEARSTREAM]

By:

E-2

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as                     , among                     (the “Guaranteeing Subsidiary”), a subsidiary of Foresight Energy LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Issuer, Foresight Energy Corporation (or its permitted successor), a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 12, 2010, providing for the issuance of 9.625% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

GUARANTEES

Section 2.01. The Guarantees. Subject to the provisions of this Article, the Guaranteeing Subsidiary hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon any redemption, by declaration or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes, and the full and punctual payment of all other amounts payable by the Issuers under the Indenture. Upon failure by the Issuers to pay punctually any such amount, the Guaranteeing Subsidiary shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture. The Guaranteeing Subsidiary further agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Agent in enforcing or exercising any rights under this Note Guarantee.

Section 2.02. Guarantee Unconditional. (a) The obligations of the Guaranteeing Subsidiary hereunder are direct, unsubordinated, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(1) any extension, renewal, settlement, compromise, failure to enforce, waiver or release in respect of any obligation of the Issuers under the Indenture, this Supplemental Indenture or under the Notes, by operation of law or otherwise;

(2) any rescission, waiver or, subject to Section 10.03 of the Indenture, any modification or amendment of or supplement to, the Indenture or the Notes;

(3) the occurrence or notice of any default or event of default under the Indenture or under any other agreement,

(4) any change in the corporate existence, structure or ownership of an Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting an Issuer or their assets or any resulting release or discharge of any obligation of an Issuer contained under the Indenture or under the Notes;

(5) the existence of any claim, set-off or other rights which the Guaranteeing Subsidiary may have at any time against an Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(6) any invalidity or unenforceability relating to or against an Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by an Issuer of the principal of or interest on the Notes or any other amount payable by an Issuer under the Indenture; or

(7) any other act or omission to act or delay of any kind by an Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Guaranteeing Subsidiary’s obligations hereunder.

Section 2.03. Discharge; Reinstatement. The Guaranteeing Subsidiary’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuers under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of an Issuer or otherwise, the Guaranteeing Subsidiary’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04. Waiver by the Guaranteeing Subsidiary. The Guaranteeing Subsidiary irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for under the Indenture or herein, as well as any requirement that at any time any action be taken by any Person against an Issuer or any other Person.

Section 2.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article, the Guaranteeing Subsidiary will be subrogated to the rights of the payee against the Issuers with respect to such obligation, provided that the Guaranteeing Subsidiary may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor (including any Guaranteeing Subsidiary), with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes remains unpaid.

Section 2.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by an Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of such Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guaranteeing Subsidiary hereunder forthwith on demand by the Trustee or the Holders.

Section 2.07. Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article, the Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guaranteeing Subsidiary not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guaranteeing Subsidiary hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary under its Note Guarantee are limited to the maximum amount that would not render the Guaranteeing Subsidiary’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 2.08. Execution and Delivery of Guaranty. The execution by the Guaranteeing Subsidiary of this Supplemental Indenture evidences the Note Guarantee of the Guaranteeing Subsidiary, whether or not the person signing as an officer of the Guaranteeing Subsidiary still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

ARTICLE III

CONSOLIDATION OF SUBSIDIARY GUARANTOR

Section 3.01. Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms. The Guaranteeing Subsidiary shall not (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person, unless:

(i) the other Person is an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii) (1) either (x) the Guaranteeing Subsidiary is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guaranteeing Subsidiary under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guaranteeing Subsidiary or the sale or disposition of all or substantially all the assets of the Guaranteeing Subsidiary (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted under the terms of the Indenture.

(b) In case of any consolidation, merger, sale or conveyance of the Guaranteeing Subsidiary pursuant to Section 5.01(d) of the Indenture, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of a Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by such Guarantor, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution of the Indenture.

(c) Except as set forth in Article V of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in this Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or shall prevent any sale, conveyance, transfer or disposal of the property of a Guarantor or the Guaranteeing Subsidiary as an entirety or substantially as an entirety to an Issuer, the Guaranteeing Subsidiary or another Guarantor.

ARTICLE IV

RELEASES

Section 4.01. Releases. The Note Guarantee of the Guaranteeing Subsidiary shall be released and terminated upon:

(a) a sale or other disposition of Capital Stock (including by way of consolidation or merger) of the Guaranteeing Subsidiary following which it is no longer a direct or indirect Subsidiary of the Company or the sale or disposition of all or substantially all the assets of the Guaranteeing Subsidiary (other than to the Company or a Restricted Subsidiary);

(b) the designation by the Company of the Guaranteeing Subsidiary as an Unrestricted Subsidiary,

(c) if the Note Guarantee was required pursuant to the terms of Section 4.13 of the Indenture, the cessation of the circumstances requiring the Note Guarantee,

(d) defeasance or discharge of the Notes, as provided in Article Eight of the Indenture, or

(e) the release, other than the discharge through payment by the Guaranteeing Subsidiary, of all other Guarantees by such Restricted Subsidiary of Debt of the Company or any other Restricted Subsidiary, provided that any such event occurs in accordance with all other applicable provisions under the Indenture, as amended from time to time.

ARTICLE V

MISCELLANEOUS

Section 5.01. Incorporators, Stockholders, Officers and Directors of Issuer Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note Guarantee, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of an Issuer or the Guaranteeing Subsidiary, or of any successor, either directly or through an Issuer, Guaranteeing Subsidiary or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

Section 5.02. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, the Indenture and the Notes, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.04. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.05. The Trustee and Agent. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                         ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

Foresight Energy LLC

By:
Name:
Title:

Foresight Energy Corporation

By:
Name:
Title:

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Name:
Title: